Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (File No. 33-40282) dated May 2, 1991, as amended by post-effective amendment No. 1 dated December 23, 2009, of our report dated June 24, 2011, with respect to the statements of net assets available for plan benefits of the Ensco Savings Plan as of December 31, 2010 and 2009, the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental Schedule I as of December 31, 2010, which report appears in the December 31, 2010, annual report on Form 11-K of the Ensco Savings Plan.

/s/ Whitley Penn LLP

Dallas, Texas
June 24, 2011